Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-203907 and Form S-8 No. 333-195634) of Papa Murphy's Holdings, Inc. of our report dated March 9, 2016, relating to the consolidated financial statements and schedules of Papa Murphy's Holdings, Inc., (which included an explanatory paragraph regarding the Company's adoption of the Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes, and the Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs), appearing in this Annual Report (Form 10-K) for the year ended December 28, 2015.

/s/    Moss Adams LLP

Portland, Oregon
March 9, 2016